UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


          Date of Report (Date of earliest event reported) May 4, 2004




                          PENTHOUSE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

               FLORIDA                                   65-1158257
------------------------------------        ------------------------------------
      (State of incorporation)                (IRS Employer Identification No.)



2200 S.W. 10TH STREET, DEERFIELD BEACH, FLORIDA 33442
(Address of principal executive offices)


                                 (954) 363-4400
                         (Registrant's telephone number)

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

This Form 8-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review this Form 8-K. All forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

ITEM 5.  OTHER EVENTS

As reported on a Form 8-K filed with the Commission on April 6, 2004, our 99% owned subsidiary Media Billing, LLC, a New York limited liability company ("Media Billing"), acquired Internet Billing Company, LLC ("iBill") from Intercept, Inc. ("Intercept"), on March 22, 2004 pursuant to a Member Interest Purchase Agreement entered into by the above parties dated March 16, 2004 (the "Purchase Agreement").

As consideration for iBill, we issued a note to Intercept in the principal face amount of $793,749 paying an interest rate of 8% (the "Note") due on March 30, 2004. The outstanding amount of the Note on April 21, 2004 was $801,055.84; interest has been accruing at the rate of $260.96 every day thereafter. Concurrent with the closing on March 22, 2004, we also delivered $750,000 in cash to Intercept, $2,804,000 in cash to First Data Merchant Services ("First Data") and we delivered an indemnification guarantee to Intercept for post-closing liabilities ("Post-closing Liabilities"). We secured the indemnification guarantee by delivering a two-year insurance policy to Intercept with first-year coverage of $20,000,000. Intercept also agreed to indemnify Media Billing for certain pre-closing liabilities. No security was provided by Intercept to us for this indemnification guarantee.

On April 21, 2004, we received a letter from counsel to Intercept, claiming that Media Billing was in default in payment of the Note. In addition, Intercept claims that Media Billing has breached its obligation under the Purchase Agreement to cause First Data to release Intercept's $3,000,000 letter of credit with First Data on or before April 20, 2004. The release has not been obtained, and Intercept has therefore claimed that under the Purchase Agreement Media Billing is obligated to pay it approximately $3,800,000 in cash, inclusive of the Note, accrued interest and penalty interest.

Dr. Luis Enrique Fernando Molina G., our controlling shareholder, has guaranteed the obligations of Media Billing under the Purchase Agreement, both as to payment of the Note and to the release of First Data's line of credit. Consequently, Intercept claimed that Dr. Molina has become obligated under the Purchase Agreement to perform the obligations of Media Billing.

On April 21, 2004, Intercept received a letter from counsel of a former client of iBill making demand for payment. The letter claims that iBill did not properly allocate among iBill clients certain third party costs, including
Mastercard fines, and, as a result, clients of iBill may have paid a disproportionate share of such costs as passed on by iBill. The letter also sets forth the parties' intention to file a lawsuit and seek class action status unless satisfactory payment arrangements can be made immediately. The damage claims in the letter are unspecified, but indicate a potential value of eight figures. The alleged events occurred in 2003 and are pre-closing liabilities for which Intercept is obligated to indemnify us.

In addition, we have since the closing date of the Purchase Agreement been advised that the Department of Justice has initiated an anti-trust inquiry of several billing companies identified as Internet Payment Service Providers ("IPSPs"). The inquiry requires iBill and two competitors to produce information regarding certain one-time fees that were charged to merchants by iBill and others as a surcharge on newly imposed VISA registration fees in 2003. The inquiry is seeking to establish whether the fee charged by the IPSPs was set as a result of collaboration between the IPSPs and, if so, whether or not such pricing policies may be anti-competitive. We are responding to the request for information and will continue to cooperate with the inquiry. There can be no determination as to whether the inquiry will result in any regulatory action. The subject time period and events relate to 2003 activities and are consequently Pre-Closing Liabilities for which Intercept has indemnified us against losses, if any.

Inasmuch as Media Billing and iBill are indemnified by InterCept for certain pre-closing liabilities of InterCept or iBill, including those described above, we intend to make an indemnification claim to InterCept. Since we believe that the potential damage claims being indemnified against may significantly exceed the approximately $3.8 million amount claimed by InterCept under the Purchase Agreement, we have taken the position that until a potential outcome is determinable or InterCept posts adequate collateral to secure its indemnification obligations, we will withhold payments under the Purchase Agreement.

We intend to negotiate a mutually acceptable solution to the above-referenced matters.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                                   PENTHOUSE INTERNATIONAL, INC.

                                                   By: /s/ CLAUDE BERTIN
                                                       -----------------
                                                   Claude Bertin
                                                   Executive Vice President

May 6, 2004